Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS FOURTH QUARTER

AND FULL YEAR 2007 RESULTS

FEBRUARY 27, 2008 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ), today reported financial results for the fourth quarter and year ended December 31, 2007.

Revenues for the fourth quarter of 2007 were $64.3 million, compared to $59.3 million in the same quarter of 2006.  The Company’s loss from continuing operations was $6.7 million in the fourth quarter of 2007, compared to $5.0 million in the same quarter of 2006.  The Company’s net loss was $6.6 million in the fourth quarter of 2007 versus $4.9 million in 2006.  Diluted net loss per share was $0.30 in the fourth quarter of 2007, compared to $0.23 in the fourth quarter of 2006.  Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items, was $6.9 million in the fourth quarter of 2007, compared to $8.3 million in the fourth quarter of 2006.  Adjusted EBITDA from continuing operations was $7.0 million in the fourth quarter of 2007 versus $7.9 million in the corresponding 2006 quarter.  Available Cash for the fourth quarter of 2007 was $3.4 million, compared to $2.0 million in the fourth quarter of 2006.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“We were challenged on several fronts in 2007, including unusually volatile weather in certain key months and increased cost pressures,” commented Chairman and Chief Executive Officer William P. Brick. “Despite last year’s difficulties, we enter 2008 with sound fundamentals and are well positioned to take advantage of opportunities, including further acquisitions and the continued implementation of our ongoing cost savings initiatives, as well as to respond to the challenges that we see on several fronts.”

Revenues in the full year 2007 were $339.0 million, compared to $335.0 million in 2006.  The Company’s income from continuing operations was $9.4 million in 2007, compared to $15.9 million in 2006.  Net income in 2007 was $10.3 million, compared to $14.7 million in 2006.  Diluted net income per share was $0.47 in 2007, compared to $0.68 in 2006.  Adjusted EBITDA was $83.8 million in 2007, compared to $88.7 million in 2006.  Adjusted EBITDA from continuing operations was $82.7 million and $86.0 million in 2007 and 2006, respectively.  Available Cash for the full year 2007 was $46.1 million, compared to $55.5 million in 2006.

In connection with its ongoing acquisition strategy, the Company completed three acquisitions during the fourth quarter of 2007, bringing the total number of acquisitions in 2007 to twenty.  No acquisitions have been completed to date in 2008.  These twenty acquisitions, together with the acquisition of one facility in the fourth quarter which had previously been leased, had an aggregate acquisition cost of approximately $27.2 million.  Annual revenues and Adjusted EBITDA associated with these twenty acquisitions, together with the leased facility acquisition, are approximately $17.0 million and $4.9 million, respectively.

The Company sold its bottled water business and substantially all of its cold storage business during the third quarter of 2007 for total gross cash proceeds of $20.3 million and a total gain of $1.4 million.  The historical results of these businesses are now presented as “Discontinued Operations”.  The Company’s existing senior credit agreement requires that the net proceeds from the sale of the Company’s non-ice businesses be used either to repay term borrowings under the credit facility or to make acquisitions and/or capital expenditures within twelve months of the receipt of such proceeds.  Until used, the proceeds are on deposit in a restricted account with the administrative agent under the credit facility.

A non-cash asset impairment charge of $1.4 million was recognized in the fourth quarter of 2007 related to a manufacturing facility which was closed.

Results for the fourth quarter and full year 2007 include $0.5 million and $2.5 million, respectively, of transaction expenses incurred in connection with the contemplated acquisition of the Company by entities formed by funds affiliated with GSO Capital Partners LP (“GSO”).  On January 31, 2008, the Company and affiliates of GSO entered into a settlement agreement (the “Settlement Agreement”) related to the termination of the acquisition.  Under the terms of the Settlement Agreement, the Company received a net payment of $17 million on February 5, 2008.

OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  These statements do not include the potential impact of, or costs related to, any mergers, acquisitions or other business combinations or divestitures that may be completed after February 27, 2008, except as noted below.  The projections for 2008 include the effects of the acquisitions completed through the date of this press release and estimated transaction costs and termination fees related to the terminated acquisition of the Company by entities formed by funds affiliated with GSO Capital Partners LP.

Management expects revenues in 2008 to range between $353 million and $363 million and net income to range from $25.6 million to $29.9 million.  Diluted net income per share is expected to be in the range of $1.16 to $1.35.  Adjusted EBITDA for 2008 is expected to be in the range of $88 million to $93 million.  Available Cash is expected to range from $66.6 million to $75.6 million in 2008, with Available Cash per diluted share ranging from $3.01 to $3.41.  Capital expenditures for the full year 2008 are expected to range between $17 million and $19 million and dispositions to total $2 million to $4 million, for net capital expenditures of $13 million to $17 million.  Capital expenditures, net of the reinvested proceeds from the sale of our non-ice operations and other dispositions, for purposes of calculating Available Cash under our credit agreement, is expected to range from $0.5 million to $3.0 million in 2008.

CONFERENCE CALL

The Company has scheduled a conference call for today, Wednesday, February 27, 2008 at 10:00 a.m. Eastern Time.  To participate, dial (888) 321-8161 ten minutes prior to the start time, referencing confirmation code 35024208 or the Reddy Ice conference call.  A telephonic replay will be available through March 6, 2008 and may be accessed by calling (800) 642-1687 and using the above confirmation code.  A live webcast and archived replay of the conference call can also be accessed on the Company’s Web site at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.  For more information on Reddy Ice, visit the Company’s website at www.reddyice.com.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

– Financial Tables Follow –

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands, except per share amounts)

Revenues	$64,288	$59,298	$339,038	$334,950
Cost of sales (excluding depreciation)	45,508	40,438	215,204	205,936
Depreciation expense related to cost of sales	5,034	4,791	19,832	18,532
Gross profit	13,746	14,069	104,002	110,482
Operating expenses	12,657	12,061	44,981	48,475
Transaction expenses related to merger	474	—	2,456	—
Depreciation and amortization expense	1,644	1,408	6,176	5,621
Loss on dispositions of assets	1,414	931	1,743	1,060
Impairment of assets	1,440	—	1,440	370
Income (loss) from operations	(3,883)	(331)	47,206	54,956
Interest expense	7,615	7,540	31,307	29,624
Interest income	(343)	(421)	(852)	(869)
Income (loss) from continuing operations before income taxes	(11,155)	(7,450)	16,751	26,201
Income tax benefit (expense)	4,483	2,472	(7,347)	(10,349)
Income (loss) from continuing operations	(6,672)	(4,978)	9,404	15,852
Income (loss) from discontinued operations, net of tax	28	93	939	(1,191)
Net income (loss)	$(6,644)	$(4,885)	$10,343	$14,661

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.30)	$(0.23)	$0.43	$0.74
Income (loss) from discontinued operations	0.00	0.00	0.04	(0.06)
Net income (loss)	$(0.30)	$(0.23)	$0.47	$0.68
Weighted average common shares outstanding	21,890	21,532	21,784	21,405

Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.30)	$(0.23)	$0.43	$0.73
Income (loss) from discontinued operations	0.00	0.00	0.04	(0.05)
Net income (loss)	$(0.30)	$(0.23)	$0.47	$0.68
Weighted average common shares outstanding	21,890	21,532	21,980	21,716

Cash dividends declared per share	$0.4200	$0.4000	$1.6600	$1.5825

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands)

Packaged ice revenues	$61,947	$56,924	$329,475	$324,433
Other revenues	2,341	2,374	9,563	10,517
Total revenues	$64,288	$59,298	$339,038	$334,950

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	December 31,	December 31,
	2007	2006
	(in thousands)

Cash and cash equivalents and restricted cash	$34,445	$39,434
All other current assets	43,745	41,517
Total assets	606,810	610,272

Accounts payable and accrued expenses	$33,915	$32,749
Dividends payable	9,240	8,828
Total current and non-current debt (including revolving credit facility)	378,258	364,895
Total stockholders’ equity	139,982	167,648
Total liabilities and stockholders’ equity	606,810	610,272

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net income (loss) before income taxes, interest and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to give effect to the unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility. EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. Reddy Ice evaluates operating performance based on several measures, including Adjusted EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business. Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income”. Users of this financial information should consider the types of events and transactions which are excluded.

As a result of the sale of substantially all of the Company’s non-ice businesses during the third quarter of 2007, the results of operation of those businesses, as well as the gain on their sale, are presented as “discontinued operations” in the accompanying condensed consolidated statements of operations. Adjusted EBITDA, as defined in the Company’s credit facility, includes the results of operations of discontinued operations through their date of sale. Adjusted EBITDA associated with discontinued operations is eliminated to calculate pro forma Adjusted EBITDA. Therefore, in the following reconciliation of net income to EBITDA and Adjusted EBITDA, the following line items are calculated as the total of continuing and discontinued operations: depreciation expense related to cost of sales, depreciation and amortization expense, income tax (benefit) expense, loss on dispositions of assets and impairment of assets.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, unaudited)

Net income (loss)	$(6,644)	$(4,885)	$10,343	$14,661
Depreciation expense related to cost of sales	5,034	5,038	20,545	19,517
Depreciation and amortization expense	1,644	1,476	6,382	5,879
Interest expense	7,615	7,540	31,307	29,624
Interest income	(343)	(421)	(852)	(869)
Income tax (benefit) expense	(4,530)	(2,458)	7,931	9,572
EBITDA	2,776	6,290	75,656	78,384
Other non-cash charges:
Stock-based compensation expense	833	1,068	3,879	4,794
Loss on dispositions of assets	1,415	976	1,726	1,107
Gain on sale of discontinued operations	(7)	—	(1,407)	—
Impairment of assets	1,440	—	1,440	3,718
Transaction expenses (a)	474	—	2,456	649
Adjusted EBITDA	$6,931	$8,334	$83,750	$88,652

(a)   Represents costs incurred in connection with (i) the terminated acquisition of the Company by GSO Capital Partners LP and (ii) the Company’s secondary stock offering in May 2006. These costs are excluded from the calculation of Adjusted EBITDA for purposes of the Company’s credit facility as these amounts have been or will be paid by Reddy Holdings from the excess cash remaining from the initial public offering of its common stock in August 2005 or the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the Settlement Agreement.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions or dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA. The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, unaudited)

Adjusted EBITDA	$6,931	$8,334	$83,750	$88,652
Disposition adjustments (a)	25	(468)	(1,018)	(2,670)
Adjusted EBITDA from continuing operations	6,956	7,866	82,732	85,982
Acquisition adjustments (b)	28	299	1,742	5,505
Elimination of lease expense (c)	1	15	46	60
Pro forma adjusted EBITDA	$6,985	$8,180	$84,520	$91,547

(a)   Represents the elimination of the historical Adjusted EBITDA associated with discontinued operations.

(b)   Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented. All acquisitions included herein were consummated on or before December 31, 2007.

(c)   Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the fourth quarter of 2007.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends. Available Cash for the three months and years ended December 31, 2007 and 2006 is calculated as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, unaudited)

Adjusted EBITDA	$6,931	$8,334	$83,750	$88,652
Less:
Cash paid for interest expense, net	3,494	3,668	15,970	15,475
Cash paid for income taxes	—	553	152	864
Capital expenditures, net of reinvested proceeds from dispositions	17	2,056	21,493	16,615
Principal repayments of indebtedness	15	13	82	204
Available Cash	$3,405	$2,044	$46,053	$55,494

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

RECONCILIATION OF PROJECTED NET INCOME TO

PROJECTED ADJUSTED EBITDA, PROJECTED ADJUSTED EBITDA FROM CONTINUING OPERATIONS AND PROJECTED AVAILABLE CASH

(Unaudited)

	Projected
	Year Ending
	December 31,
	2008	2008
	Lower Range	Upper Range
	(in millions)

Net income	$25.6	$29.9
Depreciation expense related to cost of sales	21.1	20.5
Depreciation and amortization expense	6.8	6.4
Interest expense, net	29.5	28.7
Income tax expense	17.5	20.3
EBITDA	100.5	105.8
Other non-cash charges:
Stock-based compensation expense	3.6	3.4
Gain on termination of merger, net	(16.1)	(16.2)
Adjusted EBITDA	$88.0	$93.0

Adjusted EBITDA	$88.0	$93.0
Cash paid for interest expense, net	(16.7)	(15.9)
Cash paid for income taxes	(1.7)	(1.0)
Capital expenditures, net of reinvested proceeds from dispositions	(3.0)	(0.5)
Available Cash	$66.6	$75.6